UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 14)

SonomaWest Holdings, Inc.
(Name of Issuer)

Common Stock, No Par Value
(Title of Class of Securities)

835637109
(CUSIP Number)

Walker Roberts Stapleton
President/Chief Executive Officer
SonomaWest Holdings, Inc.
4643 S. Ulster St., 8th Floor
Denver, CO 80237
United States of America
(720) 228-4131
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

July 16, 2008
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 835637109	Schedule 13D	Page 2 of 15

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Craig R. Stapleton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) X (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 263,687
	8	SHARED VOTING POWER 322,565
	9	SOLE DISPOSITIVE POWER 263,687
	10	SHARED DISPOSITIVE POWER 322,565
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 586,252(1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 46.8%
14	TYPE OF REPORTING PERSON (See Instructions) IN
(1)
Includes 263,687 shares beneficially owned directly by Mr. Stapleton and 322,565 shares held by the other persons who are filing this joint Schedule 13D and with whom Mr. Stapleton shares voting and dispositive powers.

CUSIP No. 835637109	Schedule 13D	Page 3 of 15

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Dorothy W. Stapleton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) X (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 80,458
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 80,458
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 80,458
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.4%
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 835637109	Schedule 13D	Page 4 of 15

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Walker R. Stapleton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) X (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) PF/00
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 127,410
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 127,410
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 127,410
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.2%
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 835637109	Schedule 13D	Page 5 of 15

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Wendy S. Reyes, Trustee, Separate Property Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) X (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) PF/00
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 98,298
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 98,298
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,298
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.9%
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 835637109	Schedule 13D	Page 6 of 15

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Benjamin F. Stapleton IV
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) X (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) 00
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 2,766
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 2,766
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,766
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 835637109	Schedule 13D	Page 7 of 15

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Trust FBO Benjamin F. Stapleton IV
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) X (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) 00
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Colorado
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 1,033
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 1,033
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,033
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) 00

CUSIP No. 835637109	Schedule 13D	Page 8 of 15

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Sarah F. Stapleton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) X (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) 00
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 2,766
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 2,766
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,766
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 835637109	Schedule 13D	Page 9 of 15

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Trust FBO Sarah F. Stapleton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) X (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) 00
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Colorado
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 1,033
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 1,033
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,033
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) 00

CUSIP No. 835637109	Schedule 13D	Page 10 of 15

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Trust FBO Katharine H. Stapleton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) X (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) 00
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Colorado
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 861
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 861
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 861
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) 00

CUSIP No. 835637109	Schedule 13D	Page 11 of 15

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Katharine H. Stapleton, Custodian for Karina Stapleton, UGMA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) X (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) 00
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 1,868
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 1,868
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,868
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 835637109	Schedule 13D	Page 12 of 15

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Charles T. Schulze
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) X (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 5,749
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 5,749
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,749
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 835637109	Schedule 13D	Page 13 of 15

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Peter B. Schulze, Custodian for Isaiah Schulze, UGMA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) X (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) 00
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 323
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 323
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 323
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 835637109	Schedule 13D	Page 14 of 15

Unless specifically amended in an amendment hereto, the disclosures set forth in this Schedule 13D shall remain unchanged.

Item 4.Interest in Securities of the Issuer

As of July 17, 2008, each Filing Person beneficially owned the following number of shares of Common Stock:

Name of Filing Person            Number of Shares    Percent of Outstanding
                                                  Beneficially Owned
--------------------------                 -------------------           ----------------------
Craig R. Stapleton                               586,252 (1)                                46.8%
----------
(1) Includes 263,687 shares beneficially owned directly by Mr. Stapleton and  322,565 shares held by the other Filing Persons and with whom Mr. Stapleton shares voting and dispositive powers.

Dorothy W. Stapleton          80,458                       6.4%

Walker R. Stapleton            127,410          10.2%

Wendy S. Reyes, Trustee                    98,298               7.9%
Separate Property Trust

Benjamin F. Stapleton IV                        2,766               0.2%

Trust FBO Benjamin F.
Stapleton IV                      1,033              0.1%

Sarah F. Stapleton                   2,766               0.2%

Trust FBO Sarah F. Stapleton                1,033                  0.1%

Trust FBO Katharine H.
Stapleton                              861              0.1%

Katharine H. Stapleton,
Custodian for
Karina Stapleton UGMA                        1,868               0.2%

Charles T. Schulze                   5,749               0.5%

Peter B. Schulze, Custodian
for Isaiah Schulze, UGMA                        323               0.1%

The percentages set forth above are based on a total of 1,251,367 shares of Common Stock outstanding as of July 17, 2008.

CUSIP No. 835637109	Schedule 13D	Page 15 of 15

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         July 21, 2008

                                      /s/ Walker R. Stapleton
                                               Signature
       Walker R. Stapleton, individually and as attorney-in-fact for the other Filing Persons

       President and CEO
       Name/Title